Exhibit 99.1

Orthofix International Reports First Quarter 2016 Financial Results

First Quarter Highlights

•	Net sales of $98.7 million; an increase of 11.8% over prior year on a constant currency basis
•	Adjusted EBITDA of $15.5 million, or 15.7% of net sales, an increase of 83.6% over prior year
•	Company increases fiscal year 2016 guidance

LEWISVILLE, Texas — April 28, 2016 — Orthofix International N.V. (NASDAQ:OFIX) today reported its financial results for the first quarter ended March 31, 2016.  For the first quarter of 2016, net sales were $98.7 million, diluted earnings per share from continuing operations was $0.25 and adjusted diluted earnings per share from continuing operations was $0.28.

“Our first quarter showed a strong start to 2016, both in our financial results as well as our operational improvements, and is our fourth consecutive quarter of solid performance. As reflected in our updated guidance, we believe there is opportunity to further improve our results this year by maintaining our focus on executing initiatives that drive both top line growth and margin improvement,” said Brad Mason, President and Chief Executive Officer.

First Quarter Financial Results

The following table provides net sales, net sales growth and constant currency net sales growth by strategic business unit (“SBU”) for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	Reported Change	Constant Currency Change
BioStim	$41,044	$37,700	8.9%	8.9%
Biologics	14,094	13,961	1.0%	1.0%
Extremity Fixation	24,709	21,815	13.3%	20.9%
Spine Fixation	18,832	16,286	15.6%	15.8%
Total net sales	$98,679	$89,762	9.9%	11.8%

The commercial and operational improvements made over the last two years continue to drive the net sales growth for the Company’s BioStim and Biologics SBUs. The increase in net sales in the Extremity Fixation SBU was largely due to growth in the U.S. and Brazil as well as higher than expected international cash collections, offset by a negative foreign currency impact of $1.7 million. The increase in net sales in the Spine Fixation SBU was primarily due to the continued success of its growth strategy and higher than expected international cash collections.

Gross profit increased $6.1 million to $76.5 million, compared to $70.4 million in the prior year period.  Gross margin decreased to 77.6%, compared to 78.5% in the prior year period.  The year-over-year decrease in gross margin was driven primarily by an increase in the sales mix of fixation products, which have a lower gross margin than the regenerative products.

Total net margin (gross profit less sales and marketing expenses) was $31.7 million, an increase of 21.4% compared to $26.1 million in the prior year period. This improvement was driven by the increase in gross profit, and a decrease in sales and marketing expenses as a percent of net sales to 45.4% from 49.3% in the prior year due to increased operating leverage of our fixed sales and marketing expenses as well as a decrease in commission expense as a percent of net sales.

Operating expenses decreased by $8.2 million to $69.4 million, compared to $77.6 million in the prior year period.  This was driven by decreases in general and administrative expenses and restatement and related costs, offset by an increase in research and development costs.

Operating income was $7.1 million compared to an operating loss of ($7.2) million in the prior year period.

Adjusted EBITDA, which excludes share-based compensation, foreign exchange impact, strategic investments, restatements and related costs, infrastructure investments and gain on sale of assets, increased to $15.5 million or 15.7% of net sales for the first quarter, compared to $8.4 million or 9.4% of net sales in the prior year period.

Net income from continuing operations was $4.6 million, or $0.25 per diluted share, compared to net loss of ($7.7) million, or ($0.41) per diluted share in the prior year period.

Adjusted net income from continuing operations was $5.3 million, or $0.28 per diluted share, compared to adjusted net income of $0.7 million, or $0.04 per diluted share in the prior year period.

As of March 31, 2016, cash and cash equivalents were $39.8 million compared to $63.7 million as of December 31, 2015. This change in cash was primarily driven by the execution of our stock repurchase program.  As of March 31, 2016 the Company had no outstanding indebtedness and borrowing capacity of $125 million.

Share Repurchase Plan

As previously announced, the Company initiated a share repurchase plan in the fourth quarter of 2015 of up to $75 million of the Company’s common stock through the end of September 2017. As of March 31, 2016, the Company had repurchased a cumulative total of approximately 970,000 shares of common stock for $38.0 million, of which approximately 676,000 shares of common stock were repurchased for $26.5 million in the first quarter of 2016.

Fiscal 2016 Outlook

For the fiscal year ending December 31, 2016, the Company expects the following results, assuming exchange rates are the same as those currently prevailing.

	Previous 2016 Outlook	Current 2016 Outlook
Net Sales	$ 407 million — $ 412 million	$ 412 million — $ 416 million[1]
Adjusted EBITDA	$ 67 million — $ 70 million	$ 69 million — $ 72 million[2]
Adjusted EPS from continuing operations	$ 1.25 — $ 1.35	$ 1.35 — $ 1.45[3]

1 Represents a year-over-year increase of 3.9% to 4.9% on a reported basis.

2 Represents a year-over-year increase of 13.7% to 18.6% on a reported basis.

3 Represents a year-over-year increase of 28.6% to 38.1% using our expected long-term effective tax rate of 38% and 18,700,000 shares outstanding.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company's financial results for the first quarter of 2016. Interested parties may access the conference call by dialing (888) 576-4387 in the U.S. and (719) 325-2323 outside the U.S., and referencing the conference ID 6584788. A replay of the call will be available for two weeks by dialing (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and entering the conference ID 6584788. A webcast of the conference call may be accessed by going to the Company's website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics,

Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: the expected sales of our products, including recently launched products; the continuation of our ongoing share repurchase program; an investigation by the Division of Enforcement of the Securities and Exchange Commission (the "SEC") and related securities class action litigation arising out of our prior accounting review and restatements of financial statements; our review of allegations of improper payments involving our Brazil-based subsidiary; the geographic concentration of certain of our sales and accounts receivable in countries or territories that are facing severe fiscal challenges; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against our former sports medicine global business unit); our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation) and a deferred prosecution agreement with the U.S. Department of Justice; risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment; the acceptance of new products in the market; conditions of the orthopedic and spine industry; credit markets and the global economy; corporate development and market development activities, including acquisitions or divestitures; unexpected costs or operating unit performance related to recent acquisitions; and other risks described in the "Risk Factors" section of our 2015 Annual Report on Form 10-K, as well as in other reports that we file in the future. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
(Unaudited, U.S. Dollars, in thousands, except share and per share data)	2016	2015
Product sales	$85,625	$76,832
Marketing service fees	13,054	12,930
Net sales	98,679	89,762
Cost of sales	22,136	19,339
Gross profit	76,543	70,423
Operating expenses
Sales and marketing	44,816	44,285
General and administrative	16,718	21,569
Research and development	7,636	5,845
Restatements and related costs	245	5,916
	69,415	77,615
Operating income	7,128	(7,192)
Other income and expense
Interest expense, net	(38)	(272)
Other income, net	1,833	691
	1,795	419
Income (loss) before income taxes	8,923	(6,773)
Income tax expense	(4,294)	(964)
Net income (loss) from continuing operations	4,629	(7,737)
Discontinued operations
Loss from discontinued operations	(990)	(781)
Income tax benefit	254	139
Net income (loss) from discontinued operations	(736)	(642)
Net income (loss)	$3,893	$(8,379)
Net income (loss) per common share—basic:
Net income (loss) from continuing operations	$0.25	$(0.41)
Net income (loss) from discontinued operations	(0.04)	(0.04)
Net income (loss) per common share—basic	$0.21	$(0.45)
Net income (loss) per common share—diluted:
Net income (loss) from continuing operations	$0.25	$(0.41)
Net income (loss) from discontinued operations	(0.04)	(0.04)
Net income (loss) per common share—diluted	$0.21	$(0.45)
Weighted average number of common shares:
Basic	18,477,881	18,731,985
Diluted	18,749,401	18,731,985

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(Unaudited, U.S. Dollars, in thousands except share and per share data)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$39,846	$63,663
Restricted cash	—	—
Trade accounts receivable, less allowance for doubtful accounts of $9,680 and $8,923 at March 31, 2016 and December 31, 2015, respectively	55,267	59,839
Inventories	59,787	57,563
Prepaid expenses and other current assets	19,067	31,187
Total current assets	173,967	212,252
Property, plant and equipment, net	53,645	52,306
Patents and other intangible assets, net	5,602	5,302
Goodwill	53,565	53,565
Deferred income taxes	56,439	57,306
Other long-term assets	19,557	19,491
Total assets	$362,775	$400,222
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$13,524	$16,391
Other current liabilities	45,472	65,597
Total current liabilities	58,996	81,988
Other long-term liabilities	28,308	27,923
Total liabilities	87,304	109,911
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,186,835 and 18,659,696 issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	1,819	1,866
Additional paid-in capital	212,720	232,126
Retained earnings	66,444	62,551
Accumulated other comprehensive loss	(5,512)	(6,232)
Total shareholders’ equity	275,471	290,311
Total liabilities and shareholders’ equity	$362,775	$400,222

ORTHOFIX INTERNATIONAL N.V.
Selected Financial Data

Non-GAAP Performance Measures

The following tables in this press release present reconciliations of net income (loss) from continuing operations and earnings per diluted share from continuing operations calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to non-GAAP performance measures, referred to as "EBITDA," "Adjusted EBITDA," "Adjusted net income from continuing operations," "Adjusted earnings per diluted share from continuing operations," "Net margin" and "Free cash flow" that exclude items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included in the Reconciliations of Non-GAAP Performance Measures section below.  Certain calculations for prior periods which have been previously presented have been conformed to our current calculation methodology.

Adjusted EBITDA

	Three Months Ended March 31,
(Unaudited, U.S. Dollars, in thousands)	2016	2015
Net income (loss) from continuing operations	$4,629	$(7,737)
Interest expense, net	38	272
Income tax expense	4,294	964
Depreciation and amortization	4,873	5,308
EBITDA	$13,834	$(1,193)
Share-based compensation	2,046	1,777
Foreign exchange impact	(1,815)	2,403
Strategic investments	198	462
Restatements and related costs	245	5,916
Infrastructure investments	962	2,159
Gain on sale of assets	—	(3,099)
Adjusted EBITDA	$15,470	$8,425

As a % of net sales	15.7%	9.4%

Adjusted Net Income from Continuing Operations

	Three Months Ended March 31,
(Unaudited, U.S. Dollars, in thousands)	2016	2015
Net income (loss) from continuing operations	$4,629	$(7,737)
Income tax expense as reported	4,294	964
Income before income taxes from continuing operations	8,923	(6,773)
Foreign exchange impact	(1,815)	2,403
Strategic investments	198	462
Restatements and related costs	245	5,916
Infrastructure investments	962	2,159
Gain on sale of assets	—	(3,099)
Adjusted net income from continuing operations before income taxes	8,513	1,068
Income tax expense at 38%	(3,235)	(406)
Adjusted net income from continuing operations	$5,278	$662

Adjusted Earnings per Diluted Share from Continuing Operations

	Three Months Ended March 31,
(Unaudited, per diluted share)	2016	2015
EPS from continuing operations	$0.25	$(0.41)
Income tax expense as reported	0.23	0.05
EPS before income taxes from continuing operations	0.48	(0.36)
Foreign exchange impact	(0.10)	0.13
Strategic investments	0.01	0.02
Restatements and related costs	0.01	0.31
Infrastructure investments	0.05	0.12
Gain on sale of assets	—	(0.16)
Adjusted EPS from continuing operations before income taxes	0.45	0.06
Income tax expense at 38%	(0.17)	(0.02)
Adjusted EPS from continuing operations	$0.28	$0.04

Weighted average number of diluted common shares	18,749,401	18,914,251

Net Margin

	Three Months Ended March 31,
(Unaudited, U.S. Dollars in thousands)	2016	2015
Gross profit	$76,543	$70,423
Less: sales and marketing	(44,816)	(44,285)
Total net margin	$31,727	$26,138

As a % of net sales	32.2%	29.1%

Net Margin by SBU

	Three Months Ended March 31,
(Unaudited, U.S. Dollars, in thousands)	2016	2015
BioStim	$16,411	$14,013
Biologics	6,104	5,944
Extremity Fixation	7,178	7,016
Spine Fixation	2,336	(529)
Corporate	(302)	(306)
Total net margin	$31,727	$26,138

As a % of net sales	32.2%	29.1%

Free Cash Flow

	Three Months Ended March 31,
(Unaudited, U.S. Dollars, in thousands)	2016	2015
Net cash provided by operating activities	$4,424	$2,543
Less: capital expenditures	(6,399)	(5,113)
Free cash flow	$(1,975)	$(2,570)

Reconciliations of Non-GAAP Performance Measures

Reconciling Items for Adjusted EBITDA, Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

•

Shared-based compensation – costs related to the Company's share-based compensation plans, which include stock options, restricted stock awards, performance-based restricted stock awards (if applicable), and the Company's stock purchase plan.

•	Foreign exchange impact – gains and losses related to foreign exchange transactions.
•	Strategic investments – costs related to the Company's strategic investments such as our investment in eNeura, Inc.
•

Restatements and related costs – legal, accounting, and other professional costs related to the Company's accounting review and restatements through March 2015 and legal fees associated with the ongoing SEC Investigation and Securities Class Action Complaint and Brazil subsidiary compliance review.

•	Infrastructure investments – costs associated with our multi-year process and systems improvement effort, "Bluecore."
•	Gain on sale of assets – gain on the sale of the Company's Tempus™ Cervical Plate product line in the first quarter of 2015.

Net Margin

Net margin is a non-GAAP financial measure, which is calculated by subtracting sales and marketing from gross profit. Net margin is the primary metric used by the Company’s Chief Operating Decision Maker in managing the Company.

Free Cash Flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operating activities. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

Constant Currency

Constant currency measures actual performance using foreign currency rates from the comparable, prior-year period, to present actuals at comparable rates. Constant currency can be presented for numerous GAAP measures, but is most commonly used by management to compare revenues with and without the impact of changes in foreign currencies. When disclosed, constant currency measures are presented with the applicable GAAP measure for comparability.

Effective Tax Rate Used in Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

The Company believes presenting the information using a 38% effective tax rate is meaningful given it reflects management’s expectation of its long-term normalized tax rate, which is based on current tax law and current expected income. The Company’s actual income tax expense will ultimately be based on its GAAP performance and may differ from the 38% rate used in the financial measures due to a variety of factors, including the jurisdictions in which profits are determined to be earned and taxed; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business units.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, certain non-cash expenses such as equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance. The GAAP results provide the ability to understand the Company's performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company's businesses, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company's senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix's business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company's operating strategies. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix's underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Source

Orthofix International N.V.